Exhibit 10.1

Execution Version

Strictly Confidential

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

UNIQUE LOGISTICS HOLDINGS LIMITED

AND

UNIQUE LOGISTICS INTERNATIONAL, INC.

DATED AS OF APRIL 28, 2022

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Separation and Release Letter Form
Exhibit B-1	Executive Employment Agreement Form (P. Lee and TT Wong)
Exhibit B-2	Executive Employment Agreement Form (E. Tam and T. Wong)

SCHEDULES

Schedule I	ULHL’s Holdings in the ULHL Subsidiaries
Schedule II	Designated Dividends
Schedule III	Material GAAP Entries
Schedule IV	Local Accounting Rules
Schedule V	Parties to Resign
Schedule VI	Consent to Manage Entities
Schedule VII	Excluded Interests
Schedule VIII	Exchange Rates

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of this 28th day of April 2022, by and between Unique Logistics Holdings Limited, a Hong Kong corporation (“ULHL”) and Unique Logistics International, Inc., a Nevada corporation (the “Buyer”).

WHEREAS, Buyer desires to purchase, directly or, in Buyer’s sole discretion, through an affiliate of Buyer (a “Buyer Affiliate”, and together with Buyer, the “Buyer”) from ULHL, and ULHL desires to sell to the Buyer ULHL’s stockholdings in the form of shares of common stock (the “Purchased Shares”) in ULHL’s subsidiaries (the “ULHL Subsidiaries”) as set forth on Schedule I of this Agreement, free and clear of Encumbrances (as defined below) (the “Transaction”), pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I. DEFINED TERMS

Section 1.01 Defined Terms. For purposes of this Agreement:

“Across Shenzhen” means Across Logistics (Shenzhen) Limited, a corporation formed under the laws of the People’s Republic of China.

“Additional Purchase Price Adjustment” has the meaning ascribed to it in ARTICLE III.

“Adjusted HK Assets” has the meaning ascribed to it in ARTICLE III.

“Adjusted Net Assets” means stockholders’ equity less net book value of fixed assets less intangible assets and goodwill, in total, for the ULHL Subsidiaries.

“Adjusted Net Asset Amount” has the meaning ascribed to it in ARTICLE III.

“Adjusted Net Asset Maximum” has the meaning ascribed to it in ARTICLE III.

“Adjusted Shenzhen Assets” has the meaning ascribed to it in ARTICLE III.

“Adjustment Time” means 11:59 p.m. on December 31, 2021.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning ascribed to it in the introduction paragraph.

“Agreement Date” means such date this Agreement has been made and entered into by the parties.

“Allocated Amounts” has the meaning ascribed to it in ARTICLE III.

“Applicable Benefit Laws” means all Laws, including those of a jurisdiction outside of the United States, applicable to any Employee Plan.

“Audited Deficit Amount” has the meaning ascribed to it in ARTICLE III.

“Audited Excess Amount” has the meaning ascribed to it in ARTICLE III.

“Audited Financials” has the meaning ascribed to it in ARTICLE III.

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“Business Day” means a weekday on which banks are open for general banking business in New York, New York and Hong Kong.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

“Cash” means the aggregate of all cash and cash equivalents, including bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items of the ULHL Subsidiaries as of the Adjustment Time, calculated in accordance with U.S. GAAP or IFRS, as applicable.

“China Wealth” means China Wealth Logistics Limited, a company incorporated under the laws of Hong Kong.

“Closing” means the consummation of the purchase and sale of the Purchased Shares, as set forth in Section 4.01 of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Reference Date” means the last day of the month immediately preceding the Closing Date.

“Confidential Information” means any confidential or proprietary property, knowledge or information of the ULHL Subsidiaries or concerning any of its business, assets or financial condition, other than information that (i) becomes publicly known, except through a breach of this Agreement by such party to it; (ii) is required to be disclosed by a party to this Agreement to comply with the Law, but only to the extent so required (and, in any such event, the party hereto shall, to the extent permitted by Law, give the other parties prior notice of any such disclosure); (iii) is disclosed by such party hereto to his or her attorneys and financial advisors who are subject to a duty to maintain the confidentiality of such Confidential Information (provided that the party shall be liable for any authorized disclosure of the Confidential Information by his or her attorneys and financial advisors); and (iv) is disclosed by or on behalf of such party in connection with the exercise or enforcement of rights or performance of obligations under this Agreement.

“Constituent Document” means articles or certificate of incorporation, bylaws or other constitutive documents.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Direct Claim” has the meaning ascribed to it in ARTICLE XI.

“Disclosure Schedule” means the disclosure schedule (dated as of the date of the Supplemental Agreement) delivered to the Buyer on behalf of ULHL on the date of the Supplemental Agreement. The representations and warranties contained in ARTICLE V and ARTICLE VI of this Agreement and the Supplemental Agreements are subject to the qualifications and exceptions set forth in the Disclosure Schedule.

“EBITDA” means the net income before interest, income taxes, depreciation and amortization, determined in a manner consistent with either IFRS or U.S. GAAP, as applicable.

“EBITDA Statement” has the meaning ascribed to in ARTICLE III.

“Employee” means each of the employees of each of the ULHL Subsidiaries.

“Earn-Out Payments” as defined ARTICLE III.

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“Employee Plan” means any employee benefit plan including: (i) any (a) nonqualified deferred compensation or retirement plan or arrangement or superannuation plan; (b) qualified defined contribution retirement plan or arrangement; or (c) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan”; (ii) any “employee welfare benefit plan” or material fringe benefit plan or program; or (iii) any stock purchase, stock option, profit sharing, deferred compensation, welfare, pension, retirement, severance pay, employment, change-in-control, vacation pay, equity awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement.

“Encumbrance” means any encumbrances, mortgage, deed of trust, other deeds to secure debt, pledge, security interest, claim, easement, lien, charge, option, restriction on transfer, conditional sale or other title retention agreement, covenants, licenses, easements, rights of way, defect in title or other encumbrances or restrictions of any nature whatsoever.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Escrow Agent” means Lucosky Brookman LLP.

“Escrow Agreement” means such escrow agreement to be entered into by and among the Buyer, ULHL and the Escrow Agent.

“Estimated Profit” means the estimated profit after tax of each ULHL Subsidiary for the period beginning on January 1, 2022 and ending on the Closing Reference Date.

“Excess Amount” means, for the purpose of Section 3.02(f), (1) in a case where the amount of the Purchase Price Adjustment calculated by ULHL under Section 3.02(d) minus the Purchase Price Adjustment determined pursuant to section 3.02(f)(i) is a positive number, such difference in amount, or (2) in a case where the amount of Additional Purchase Price Adjustment calculated by ULHL under Section 3.02(e) minus the Additional Purchase Price Adjustment determined pursuant to section 3.02(f)(i) is a positive number, such difference in amount.

“Excess Asset Amount” has the meaning ascribed to it in ARTICLE III.

“Expiration Date” means December 31, 2022.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Final Purchase Price” means the Initial Purchase Price after adjusted by the Purchase Price Adjustment and the Additional Purchase Price Adjustment.

“Financing Condition” has the meaning ascribed to it in ARTICLE III.

“Fundamental Representations” means each of the representations and warranties contained in (i) Section 5.01 (Capitalization) and Section 5.02 (Authority; No Conflict; Required Filings and Consents) of this Agreement, and (ii) paragraph 1.1, paragraph 1.10 (Financial Statements; Books and Records), paragraph 1.11 (No Undisclosed Liabilities; Indebtedness), paragraph 1.12 (No Material Adverse Effect), paragraph 1.13 (Absence of Certain Changes or Events), paragraph 1.18 (Agreements), paragraph 1.29 (Related Party Transactions) and paragraph 1.30 (Customers and Suppliers) of Schedule 1 to each of the Supplemental Agreements.

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

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“IFRS” means the International Financial Reporting Standards.

“Indebtedness” means, without duplication, the aggregate of the following: (a) all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdraw and advances), (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, (d) all obligations as lessee under leases that have been or should be, in accordance with IFRS or consistent with the Local Accounting Rules used, recorded as capital leases in respect of which any of the ULHL Subsidiaries is liable as a lessee, (e) all obligations of others secured by a Lien on any asset of the applicable of the ULHL Subsidiaries (including accounts and contract rights), whether or not such obligations are assumed, (f) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; all obligations under which the applicable of the ULHL Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire the liability of any other Person or in respect of which the applicable of the ULHL Subsidiaries has otherwise assured a creditor against loss, (g) all obligations in respect of bankers’ acceptances, note purchases or similar facilities and under reverse repurchase agreements, (h) all obligations in respect of futures contracts, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (i) the amount of any termination payments in connection with the payment in full of any obligations for borrowed money, (j) accrued employment obligations, including without limitation, accrued salary, accrued vacation and accrued bonuses, (k) deferred revenue, (l) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the applicable of the ULHL Subsidiaries (even though the rights and remedies of ULHL or lender under such agreement in the event of default are limited to repossession or sale of such property), (m) all obligations to purchase, redeem, retire or otherwise acquire for value any ownership interests or capital stock of the applicable of the ULHL Subsidiaries or any rights to acquire any ownership interests or capital stock of the applicable of the ULHL Subsidiaries, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (n) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or other hedging agreement or derivative contract, net of any obligations to the applicable of the ULHL Subsidiaries thereunder, and (o) amounts due to the Buyer or its subsidiaries and other. For purposes of this Agreement, “Indebtedness” includes (i) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the repayment of any Indebtedness, and (ii) any and all amounts of the nature described in clauses (a) through (o) above owed by the applicable of the ULHL Subsidiaries to any of its Affiliates, including any of the stockholders of the ULHL Subsidiaries.

“Initial Purchase Price” has the meaning ascribed to it in ARTICLE III.

“Intellectual Property Rights” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate identity of the applicable of the ULHL Subsidiaries names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, (f) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

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“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, termination of employment, employee classification, background checks, employment discrimination and harassment, wages, hours, meal and rest periods, accrual and payment of vacation pay and paid time off, or occupational safety and health and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Body.

“Law” means any federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the parcels of real property of which the applicable of the ULHL Subsidiaries is the lessee or sublessee (together with all fixtures and improvements thereon).

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Local Accounting Rules” means the accounting rules used by the management of each ULHL Subsidiary; provided that ULHL has set forth the applicable accounting rules followed by the management of each ULHL Subsidiary, on Schedule IV.

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of each of the ULHL Subsidiaries, (b) the ability of ULHL to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (c) the Buyer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares in each of the ULHL Subsidiaries.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing in the U.S. that is not at the time it is to be engaged hereunder rendering services to either party hereto.

“Notice of Claim” has the meaning ascribed to it in ARTICLE XI.

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Permitted Lien” means any (a) Lien for Taxes not yet due and payable, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, occupancy or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable of the ULHL Subsidiaries, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

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“Pre-Closing Period” means the period between the date of this Agreement and the Closing Date.

“Remaining Stockholders” means third-party stockholders of the ULHL Subsidiaries.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Shortfall Amount” means, for the purpose of Section 3.02(f), (1) in a case where the Purchase Price Adjustment determined pursuant to section 3.02(f)(i) minus the amount of Purchase Price Adjustment calculated by ULHL under Section 3.02(d) is a positive number, such difference in amount, or (2) in a case where the Additional Purchase Price Adjustment determined pursuant to section 3.02(f)(i) minus the amount of Additional Purchase Price Adjustment calculated by ULHL under Section 3.02(e) is a positive number, such difference in amount.

“Statutory Books” means a register of transfers, register of members, register of allotments, register of directors, register of secretaries, register of charges and a register of persons with significant control with respect to Unique UK.

“Stockholder Approval” means the applicable stockholder approval to effectuate the transactions contemplated therein.

“Supplemental Agreement” means those certain Supplemental Agreements to be entered into by and between the parties hereto for each of the ULHL Subsidiaries.

“Tax” means any tax (including income, gross receipts, windfall profit, occupation, license, registration, production, intangibles, inventory and merchandise, commercial activities, capital gains, capital stock, capital structure, transfer, value-added, franchise, excise, payroll, employment, severance, social security, unemployment, disability, workers’ compensation, environmental, ad valorem, alternative, minimum, add-on, escheat or unclaimed property, sales, use, real and personal property, estimated, stamp, recording, withholding and other taxes), fee, impost, levy, assessment, tariff, duty (including any customs duty) or deficiency, and any other related charge or amount of any kind whatsoever (including any fine, penalty, interest, or addition to tax), whether payable directly or by withholding and whether or not disputed, and any liability for any of the foregoing pursuant to Treas. Reg. §1-1502-6 (or any similar provision of state, local or foreign tax legal requirements), as transferee or successor, by contract or otherwise, imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, fee, impost, levy, assessment, tariff, duty or deficiency.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Termination Date” means the date prior to the Closing on which this Agreement is terminated in accordance with ARTICLE X.

“Transaction” has the meaning ascribed to it in the recitals to this Agreement.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“ULHL Adjusted Net Asset Amount” has the meaning ascribed to it in ARTICLE III.

“ULHL Adjusted Net Asset Statement” has the meaning ascribed to it in ARTICLE III.

“ULHL Closing Calculation” has the meaning ascribed to it in ARTICLE III.

“ULHL Estimated Profit” has the meaning ascribed to it in ARTICLE III.

“ULHL Estimated Profit Statement” has the meaning ascribed to it in ARTICLE III.

“ULHL Subsidiaries” means each of the subsidiaries of the ULHL listed on Schedule I.

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“Unique HK” means Unique Logistics International (H.K.) Limited, a Hong Kong corporation.

“Unique India” means Unique Logistics International (India) Private Ltd., an Indian corporation.

“Unique Shenzhen” means Shenzhen Unique Logistics International Limited, a corporation formed under the laws of the People’s Republic of China.

“Unique Taiwan” means Unique Logistics International Co., Ltd., a corporation formed under the laws of the Republic of China.

“Unique Taiwan Escrow Amount” has the meaning set forth in Section 3.01.

“Unique UK” means TGF Unique Limited, a corporation formed under the laws of the England and Wales.

“Unique Vietnam” means Unique Logistics International (Vietnam) Co. Ltd., a Vietnam corporation.

“Unique Vietnam Escrow Amount” has the meaning set forth in Section 3.01.

“Uniquorn” means Uniquorn International Logistics Co., Ltd., a corporation formed under the laws of the People’s Republic of China.

“U.S. GAAP” means U.S. generally accepted accounting principles.

Article II. PURCHASE AND SALE

Section 2.01 Purchase and Sale of Stock. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, ULHL shall sell, assign, convey, transfer and deliver to Buyer or (in the Buyer’s sole discretion) a Buyer Affiliate, and Buyer or (in the Buyer’s sole discretion) a Buyer Affiliate shall, by Buyer’s payment of the Initial Purchase Price, subject to the Purchase Price Adjustment pursuant to Section 3.02(d) and the Additional Purchase Price Adjustment pursuant to Section 3.02(e), purchase and acquire from ULHL (subject to any stamping, registration or approval required post-Closing, if required under local Law), ULHL’s right, title and interest, free and clear of all Encumbrances in and to all of the Purchased Shares as set forth on Schedule I hereto.

Article III. PURCHASE PRICE; PURCHASE PRICE ADJUSTMENTS; EARN-OUT; ESCROW

Section 3.01 Purchase Price. In consideration for the Purchased Shares, and subject to the terms and conditions of this Agreement, at the Closing, the Buyer, or (in the Buyer’s sole discretion) a Buyer Affiliate, shall pay to ULHL (in the manner described in the next sentence) an aggregate sum equal to $22,000,000 (the “Initial Purchase Price”), subject to the Purchase Price Adjustment pursuant to Section 3.02(d) and the Additional Purchase Price Adjustment pursuant to Section 3.02(e), which shall consist of: (a) a payment by the Buyer of $21,000,000 at the Closing allocated as set forth on Schedule I (the “Cash Payment”); provided, that, the Buyer shall deposit an amount equal to the portion of the Initial Purchase Price allocated to Unique Vietnam (the “Unique Vietnam Escrow Amount”) and Unique Taiwan (the “Unique Taiwan Escrow Amount”) on Schedule I to an account designated by the Escrow Agent (the “Escrow Account”) pursuant to Section 3.07; and (b) a promissory note in the amount of $1,000,000, carrying zero interest for a period of 24 months after the Closing, which shall be held by the Buyer until the full satisfaction of ULHL’s and ULHL Subsidiaries’ material obligations pursuant to this Agreement, and shall be paid, in full or in part, as set forth in Section 3.06 below (the “Seller Note”). ULHL shall also be entitled to earn Earn-out Payments as determined pursuant to Section 3.03 payable to the ULHL after the Closing.

Section 3.02 Purchase Price Adjustments.

(a)	Adjusted Net Asset Statement. Not less than five (5) Business Days prior to the Closing Date, ULHL shall deliver to the Buyer a statement (the “ULHL Adjusted Net Asset Statement”) containing (1) the latest annual audited financial statements of each of the ULHL Subsidiaries prepared in accordance with U.S. GAAP or IFRS, as applicable, and the latest management accounts of each of the ULHL Subsidiaries as of December 31, 2021 (the “Audited Financials”) and (2) the calculations, designations or estimations (any such estimation to be calculated in good faith based on the ULHL Subsidiaries’ Audited Financials, books and records and other available information), including reasonable details of each calculation, designation or estimation, with respect to each of the following:

(i)	At the Adjustment Time, the Adjusted Net Assets, minus the share capital costs of the Excluded Interests, calculated in accordance or consistent with U.S. GAAP (as adjusted by the material entries as set forth on Schedule III hereto), Local Accounting Rules or IFRS, as applicable (which shall be converted into U.S. dollars) (collectively, the “Adjusted Net Asset Amount”). Specifically, in the case of Unique HK, at the Adjustment Time, its Adjusted Net Assets minus the share capital costs of the Excluded Interests shall be calculated as the sum of (1) the Adjusted Net Assets at the Adjustment Time of Unique HK minus 100% of the share capital costs of China Wealth held by Unique HK and 30% of the share capital costs of Unique Shenzhen (collectively, the “Adjusted HK Assets”) and (2) the Adjusted Net Assets at the Adjustment Time of Unique Shenzhen minus 100% of the share capital costs of Across Shenzhen and Uniquorn held by Unique Shenzhen (collectively, the “Adjusted Shenzhen Assets”);

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(ii)	Allocation of amounts to be determined by ULHL in its sole and absolute discretion to each of the ULHL Subsidiaries (the “Allocated Amounts”), provided, that, the sum of such Allocated Amounts of all the ULHL Subsidiaries shall be equal to US$12,000,000. For the avoidance of doubt, in the case of Unique HK, its Allocated Amount shall be the sum of (1) the Allocated Amount for Unique HK (on an unconsolidated basis) and (2) the Allocated Amount for Unique Shenzhen. The Allocated Amount for Unique HK (on an unconsolidated basis) may be a negative number, so long as the sum of (1) the Allocated Amount for Unique HK (on an unconsolidated basis) and (2) the Allocated Amount for Unique Shenzhen is not less than zero; and

(iii)	ULHL’s portion of the Adjusted Net Asset Amount (the “ULHL Adjusted Net Asset Amount”), being (1) the sum of the Adjusted Net Asset Amount of each ULHL Subsidiary minus its Allocated Amount multiplied by (2) the corresponding purchased percentage as set out in Schedule 1 hereto; provided, that, in the case of Unique HK, ULHL’s portion of the Adjusted Net Asset Amount shall be calculated as the sum of (1) (x) 100% multiplied by (y) the Adjusted HK Assets minus the Allocated Amount for Unique HK (on an unconsolidated basis) plus (2) (x) 70% multiplied by (y) the Adjusted Shenzhen Assets minus the Allocated Amount for Unique Shenzhen.

(b)	Review of Adjusted Net Asset Statement. As promptly as reasonably practicable, but in no event later than 120 days following the transfer of ULHL’s equity interests in Unique Vietnam and the Unique Taiwan, whichever is later, in accordance with Section 3.07, the Buyer shall prepare and deliver to ULHL a statement (the “Closing Adjusted Net Asset Statement”) containing a calculation, in reasonable detail, based on the information available as of the Closing Date of (i) Adjusted Net Asset Amount at the Adjustment Time and (ii) ULHL Adjusted Net Asset Amount at the Adjustment Time. The Closing Adjusted Net Asset Statement shall be prepared in accordance or consistent with U.S. GAAP (as adjusted by the material entries as set forth on Schedule III hereto), Local Accounting Rules or IFRS, as applicable, and the provisions of this Agreement. For the avoidance of doubt, the Closing Adjusted Net Asset Statement will be based on the audited financial statements of the applicable ULHL Subsidiaries; provided, however, that in the case where the audited financial statements are not available because the Adjustment Time does not fall on the financial year end of the relevant ULHL Subsidiary, it shall be based on the management accounts of the relevant ULHL Subsidiary as at the Adjustment Time certified by Mr. Patrick Lee or another director designated by ULHL to be true, prepared in good faith based on the available audited financials, books and records and other available information. The Parties hereby acknowledge and agree that any difference between the ULHL Adjusted Net Asset Statement and the Closing Adjusted Net Asset Statement shall be subject to the Additional Purchase Price Adjustment in accordance with Section 3.02(e).

(c)	Currency Exchange Rates. For the purpose of this Agreement and the Supplemental Agreements (including but not limited to all the calculation involving currency exchange under Section 3.02), the currency exchange rates set out in Schedule VIII hereto shall be adopted.

(d)	Purchase Price Adjustment.

(i)	In the event that the ULHL Adjusted Net Asset Amount is a positive number, as calculated in the ULHL Adjusted Net Asset Statement, the Initial Purchase Price at Closing shall be increased on a dollar-for-dollar basis of such number up to a maximum of $4,500,000 (the “Adjusted Net Asset Maximum”, and such adjustment, the “Net Asset Positive Adjustment”), which shall be paid in two (2) installments as a deferred dividend to ULHL as follows: (A) one-half of the excess amount up to an aggregate amount of $2,500,000 to be paid at Closing, and (B) the remaining one-half of the excess amount up to an aggregate amount of $2,000,000 to be paid on the one (1) year anniversary of the Closing Date;

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(ii)	In the event that such ULHL Adjusted Net Asset Amount is a negative number, the Initial Purchase Price at Closing shall be decreased on a dollar-for-dollar basis by such amount up to the Adjusted Net Asset Maximum (such adjustment, the “Net Asset Negative Adjustment”, and together with the Net Asset Positive Adjustment, the “Net Asset Adjustment”); and

(iii)	In the event that the sum of the ULHL Adjusted Net Asset Amount minus the Net Asset Adjustment is a positive number (the “Excess Asset Amount”), (1) the parties agree to procure the ULHL Subsidiaries to declare and distribute a dividend in accordance with Schedule II hereto within 12 months following the Closing Date and (2) the Buyer shall pay to ULHL the Excess Asset Amount within 12 months following the Closing Date (such adjustment, together with the Net Asset Adjustment, shall collectively be referred to as the “Purchase Price Adjustment”).

(e)	Additional Purchase Price Adjustment.

(i)	If (i) based on the financial statements of the ULHL Subsidiaries available as at the Closing Date, the Adjusted Net Asset Amount as at the Adjustment Time and/or (ii) the result of the calculation set forth in the Closing Adjusted Net Asset Statement is equal to or greater than five percent (5%) higher than the Adjusted Net Asset Amount calculated in accordance with Section 3.02(a)(i) and/or the result of the calculation set forth in the ULHL Adjusted Net Asset Statement, as applicable, (any such difference shall be referred to as the “Audited Excess Amount”), then ULHL may, within six (6) months of the Closing Date, request the Buyer to pay to ULHL an additional sum equivalent to the Audited Excess Amount by wire transfer of immediately available funds to one or more accounts designated by ULHL, and the Buyer shall make the payment in the amount of the Audited Excess Amount to ULHL within 1 month of the said request (the “Additional Excess Adjustment”); and

(ii)	If, (i) based on the financial statements of the ULHL Subsidiaries available as at the Closing Date, the Adjusted Net Asset Amount as at the Adjustment Time and/or (ii) the result of the calculation set forth in the Closing Adjusted Net Asset Statement is equal to or greater than five percent (5%) less than the Adjusted Net Asset Amount calculated in accordance with Section 3.02(a)(i) and/or the result of the calculation set forth in the ULHL Adjusted Net Asset Statement, as applicable, (such difference shall be referred to as the “Audited Deficit Amount”), then the Buyer may, within six (6) months of the Closing Date, request the ULHL to pay to the Buyer a sum equivalent to the Audited Deficit Amount by wire transfer of immediately available funds to one or more accounts designated by the Buyer, and ULHL shall make the payment in the amount of the Audited Deficit Amount to the Buyer within 1 month of the said request (such adjustment, together with the Additional Excess Adjustment shall collectively be referred to as the “Additional Purchase Price Adjustment”);

For the purposes of Sections 3.02(e)(i) and (ii), “financial statements of the ULHL Subsidiaries available as at the Closing Date” shall mean the audited financial statements of the applicable ULHL Subsidiaries, provided, however, where the audited financial statements are not available because the Adjustment Time does not fall on the financial year end of the relevant ULHL Subsidiary, it shall mean the management accounts of the relevant ULHL Subsidiary as at the Adjustment Time certified by Mr. Patrick Lee or another director designated by ULHL to be true, prepared in good faith based on the available audited financials, books and records and other available information.

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(f)	Disagreement and Resolution.

(i)	If the Buyer does not agree with the ULHL Closing Calculation, the Buyer shall as promptly as reasonably practicable, and in any event no later than 120 days following the transfer of ULHL’s equity interests in Unique Vietnam and Unique Taiwan, whichever is later, (or in a case where the Buyer does not agree with ULHL’s calculation of the Additional Purchase Price Adjustment, it shall within 30 days of receipt of ULHL’s calculation of the Additional Purchase Price Adjustment) deliver to ULHL a written notice (a “Dispute Notice”) specifying in reasonable detail each item or amount that the Buyer disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting the Buyer’s positions. The Buyer shall be deemed to have agreed with all other items and amounts contained in the ULHL Closing Calculation (or the Additional Purchase Price Adjustment calculation where applicable) other than the Disputed Items. During the 30 days immediately following ULHL’s receipt of a Dispute Notice (the “Resolution Period”), the Buyer and ULHL shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Dispute Notice. If ULHL and the Buyer reach agreement with respect to any such Disputed Items, ULHL shall promptly revise the ULHL Closing Calculation (or the Additional Purchase Price Adjustment calculation where applicable) to reflect such agreement. The Buyer and ULHL shall use their respective reasonable best efforts to resolve any disagreements pertaining to the ULHL Closing Calculation (or the Additional Purchase Price Adjustment where applicable); however, if the Buyer and ULHL are unable to resolve all disagreements identified by the Buyer pursuant to this Section 3.02(f)(i) within 30 days after delivery to ULHL of the Dispute Notice, then such disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Expert”). During such 30-day period, each side shall notify the other side of the Neutral Accounting Firm that such side proposes to be the Accounting Expert. At the end of such 30-day period: (i) if one side has failed to timely notify the other side in accordance with the previous sentence, then the other side’s proposed Neutral Accounting Firm shall act as the Accounting Expert (assuming that the other side provided timely notice in accordance with the previous sentence); (ii) if both sides have mutually agreed on a Neutral Accounting Firm to act as the Accounting Expert, then such Neutral Accounting Firm shall be the Accounting Expert; (iii) if the Buyer and ULHL are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert and each party has timely proposed a Neutral Accounting Firm in accordance with the previous sentence, then the two proposed Neutral Accounting Firms together shall select a third Neutral Accounting Firm within five (5) days to act as the Accounting Expert; (iv) if neither side has timely notified the other side of their proposed Neutral Accounting Firm, such period shall automatically be extended for an additional 30 days. Each party shall be permitted to present a supporting brief to the Accounting Expert (which supporting brief shall also be concurrently provided to the other party) within 10 days following the appointment of the Accounting Expert. Within five (5) days following receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). No discovery will be permitted and no arbitration hearing will be held. The Accounting Expert shall only consider the briefs of the parties, and shall not conduct any independent review, in determining those items and amounts disputed by the parties, and the Accounting Expert shall consider only those items and amounts which are identified by the parties as being in dispute. The Accounting Expert may ask specific written questions or request specific historical documents from the Buyer or ULHL to clarify its understanding of the submissions (and any document provided by the Buyer or ULHL to the Accounting Expert shall also be concurrently provided to the other party). The Accounting Expert shall resolve the dispute by selecting either the position of the Buyer or ULHL (and may not propose or make any alternative position) for each item that is subject to the Accounting Expert’s determination and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Expert shall deliver to the Buyer and ULHL, as promptly as practicable and in any event within 90 days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Expert shall be final, binding and non-appealable absent fraud or malfeasance. All fees of the Accounting Expert shall be allocated between the Buyer, on the one hand, and ULHL, on the other hand, such that the amount paid by ULHL bears the same proportion that the aggregate dollar amount unsuccessfully disputed by ULHL (on behalf of ULHL) bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and the Buyer shall pay the balance. For purposes of illustration only, if the Purchase Price Adjustment in favor of ULHL is proposed to be $1,000 by ULHL and $900 by Buyer and such Purchase Price Adjustment is ultimately determined by the Accounting Expert to be $960, then ULHL would bear 40% of the fees of the Accounting Expert and Buyer would bear 60%, because the amount disputed was $100 and the amount unsuccessfully disputed by ULHL (on behalf of ULHL) was $40.

(ii)	Each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees and representatives as such other party shall reasonably request in connection with review of the ULHL Closing Calculation and the calculation of the Additional Purchase Price Adjustment, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to each party and its representatives entering into any customary undertakings required by the other party’s accountants in connection herewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the ULHL Closing Calculation (or the Additional Purchase Price Adjustment, where applicable).

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(iii)	Within five (5) Business Days after any alteration to the ULHL Closing Calculation or the Additional Purchase Price Adjustment is (1) mutually agreed to between ULHL and the Buyer or (2) finalized pursuant to Section 3.02(f)(i), (A) if an Excess Amount exists, (x) the amount owed by the Buyer pursuant to the Seller Note shall be reduced by the Excess Amount, or (y) in the event that the Excess Amount exceeds the amount of the Seller Note, ULHL shall pay to the Buyer the amount of such deficit by wire transfer of immediately available funds to one or more accounts designated by the Buyer; or (B) if a Shortfall Amount exists, the Buyer shall pay, or cause to be paid, the Shortfall Amount, to ULHL by wire transfer of immediately available funds to one or more accounts designated by ULHL. Any amount to be paid by the Buyer to ULH, or by ULHL to the Buyer, as applicable, pursuant to this Section 3.02(f) shall be paid by wire transfer of immediately available funds to an account designated by the receiving party and treated as an adjustment to the Initial Purchase Price for tax reporting purposes.

Section 3.03 Earn-Out Payments.

(a)	In addition to the Initial Purchase Price (which is subject to any Purchase Price Adjustments and Additional Purchase Price Adjustments pursuant to Section 3.02 above), ULHL shall be eligible to receive a one-time earn-out payment (the “Earn-Out Payment”), and the Buyer, guaranties the payment of such Earn-Out Payments, upon achievement of EBITDA as follows:

(i)	If the EBITDA of the Buyer’s acquired portion of the ULHL Subsidiaries, in the aggregate, exceeds $5,000,000 for the one-year period beginning on July 1, 2022 and ending June 30, 2023, the Buyer shall pay ULHL a one-time Earn-Out Payment in the total amount of $2,500,000 no later than the date that is 90 days after June 30, 2023 in cash, by wire transfer of immediately available funds to one or more accounts designated by ULHL at least two (2) Business Days prior to such payment date.

(ii)	If the EBITDA of the Buyer’s acquired portion of the ULHL Subsidiaries, in the aggregate, is equal to or less than $5,000,000 but exceeds $4,500,000 for the one-year period beginning on July 1, 2022 and ending June 30, 2023, the Buyer shall pay ULHL a one-time Earn-Out Payment in the total amount of $2,000,000 no later than the date that is 90 days after June 30, 2023 in cash, by wire transfer of immediately available funds to one or more accounts designated by ULHL at least two (2) Business Days prior to such payment date.

(iii)	ULHL shall not be entitled to any Earn-Out Payment if the EBITDA of the Purchased Shares, in the aggregate, is equal to or less than $4,500,000 for the one-year period beginning on July 1, 2022 and ending June 30, 2023.

(b)	Within 90 days following June 30, 2023, the Buyer shall deliver to ULHL a statement setting forth the Buyer’s good faith calculation of the aggregate EBITDA of the ULHL Subsidiaries for such year (the “EBITDA Statement”). The Buyer shall, and shall cause its representatives (including outside auditors) to, make available to ULHL, at ULHL’s expense (without charge for the Buyer’s costs) during normal business hours and following reasonable advance notice, the books, records, work papers, and personnel used or involved in the preparation of the EBITDA Statement. If ULHL disagrees with the Buyer’s calculation of any Adjusted EBITDA Statement delivered pursuant to this Section 3.03(b), ULHL may, within 30 days after receipt of the EBITDA Statement, deliver a notice to the Buyer disagreeing with such calculation and setting forth ULHL’s calculation of such amount. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which ULHL disagrees. If ULHL’s ability to review the books, records, work papers, and personnel used or involved in preparation of the EBITDA Statement is delayed, then the 30-day period previously mentioned shall be adjusted by adding the number of days between the receipt of the EBITDA Statement by ULHL and the date upon which the books, records, work papers, and personnel used or involved are made available to ULHL. If a notice of disagreement shall be duly delivered pursuant to Section 3.03(b), ULHL and the Buyer shall, during the 10 days after such delivery, use their commercially best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the EBITDA, which amount shall not be more than the amount thereof shown in ULHL’s calculation delivered pursuant to this Section 3.03(b). If following such 10-day period, ULHL and the Buyer are unable to reach such agreement, they shall promptly thereafter (and in any event within 20 days of the end of such 10-day period) cause a nationally recognized independent accounting firm mutually acceptable to them (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the EBITDA (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). The Accounting Referee shall deliver to ULHL and the Buyer as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon ULHL and the Buyer. The cost of such review shall be borne equally by ULHL and the Buyer. The Buyer and ULHL shall, and shall cause their respective representatives to, and the Buyer shall cause the ULHL Subsidiaries and its their respective representatives (including outside auditors) to, cooperate and assist in the determination of the EBITDA and in the conduct of the review set forth in this Section 3.03(b), including making available, to the extent necessary, books, records, work papers and personnel during normal business hours and following reasonable advance notice.

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Section 3.04 Deferred Profit Share Distribution.

(a)

Not less than five (5) Business Days prior to the Closing Date, ULHL shall deliver to the Buyer a statement (the “ULHL Estimated Profit Statement”) containing ULHL’s portion of the Estimated Profit (the “ULHL Estimated Profit Amount”), being the product of (i) the sum of (1) the Estimated Profit of each ULHL Subsidiary multiplied by (2) the corresponding purchased percentage of such ULHL Subsidiary as set out in Schedule 1 hereto; provided, that, in the case of Unique HK, ULHL’s portion of the Estimated Profit shall be calculated as the sum of (1)(x) 100% multiplied by (y) the Estimated Profit of Unique HK (on an unconsolidated basis), plus (2)(x) 70% multiplied by (y) the Estimated Profit of Unique Shenzhen, multiplied by (ii) 92% (to accounting for the 8% discount).

(b)	As promptly as reasonably practicable, but in no event later than 90 days following the Closing, the Buyer shall be entitled to (i) review the ULHL Estimated Profit Statement against the latest management accounts of each ULHL Subsidiary (any adjustment pursuant to the final audited financials shall be made pursuant to Section 3.02(e)) and (ii) comment on the ULHL Estimated Profit Statement and ULHL’s calculation of the ULHL Estimated Profit Amount (together with the ULHL Estimated Profit Statement shall collectively be referred to as the “ULHL Profit Calculation”), which shall be based upon Buyer’s review of the latest management accounts of each ULHL Subsidiary. ULHL shall consider in good faith any such comments and calculations provided to ULHL by the Buyer. If the Buyer and ULHL are unable to resolve any comments with respect to the ULHL Profit Calculation, any disputes shall be resolved pursuant to Section 3.02(f); provided, that no adjustment shall be made to the ULHL Estimated Profit Statement unless the calculation of the ULHL Estimated Profit Amount by the Buyer is equal to or greater than a 5% increase or decrease, as applicable, from the ULHL Estimated Profit Amount calculated by ULHL in accordance with Section 3.04(a). Such final amount as mutually agreed to by the Parties hereinafter referred to as the “Final Profit Amount”.

(c)	So long as the Parties have mutually agreed to the Final Profit Amount, within 1 year from the Closing Date, the Buyer shall distribute (or cause to be distributed) an amount of immediately available funds equal to the Final Profit Amount to an account(s) designated by ULHL in writing.

Section 3.05 Financing Contingency. The transactions contemplated by this Agreement shall be contingent upon and subject to successful completion of the Buyer’s anticipated public offering, resulting in gross proceeds to the Buyer of at least $40,000,000 (the “Financing”) by or before December 31, 2022 (the “Financing Condition”). If the Buyer is unable to obtain the Financing, the Buyer may provide written notice to ULHL stating that the Buyer has been unable to obtain the Financing and notify ULHL that the Buyer has elected to either (i) waive the Financing Condition as set forth in this Section 3.05, in which event this Agreement will continue as if the Financing had been obtained or (ii) terminate this Agreement. In the event the contemplated financing is frustrated due to reasons outside of the Buyer’s control and through no fault of the Buyer, then Buyer may elect to terminate this Agreement and the Buyer and ULHL shall be released from all further obligations under this Agreement (except those in relation to confidentiality obligations) or the Buyer may elect to proceed to Closing.

Section 3.06 Seller Note. At Closing, the Buyer shall execute the Seller Note in the aggregate principal amount of $1,000,000, bearing no interest, made payable to ULHL, with 100% of the principal payable no later than the date on which is the second (2nd) anniversary of the Closing Date, upon full satisfaction, in Buyer’s reasonable discretion, of ULHL’s material representations, warranties, covenants and conditions under this Agreement. For the avoidance of doubt, the Seller Note shall be due and payable only upon determination by the Buyer, in the Buyer’s reasonable discretion, that ULHL has fully satisfied or received a waiver of all of their material obligations under this Agreement. In the event that the Buyer determined that ULHL satisfied all of their material obligations under this Agreement, immediately following such aforementioned determination by the Buyer, the Buyer shall pay the principal amount of the Seller Note, subject to any adjustment pursuant to Section 3.02 in cash, by wire transfer of immediately available funds to one or more accounts designated by ULHL.

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Section 3.07 Escrow Amounts.

(a)	At Closing, the Buyer shall deposit the Unique Vietnam Escrow Amount by wire transfer of immediately available U.S. into the Escrow Account until the approvals necessary by the applicable Governmental Body in Vietnam to consummate the transfer of the Purchased Shares of Unique Vietnam pursuant to the terms of the Agreement and the applicable Supplemental Agreement shall have been obtained (the “Vietnam Approvals”). Upon the receipt of the Vietnam Approvals, the Buyer and ULHL shall deliver duly executed joint release instruction (a “Joint Release”) to the Escrow Agent to effectuate the release of the Unique Vietnam Escrow Amount by wire transfer of immediately available U.S. funds to the account designated by ULHL; provided, that, if the Buyer has used its reasonable commercial effort to apply for the Vietnam Approvals and the Vietnam Approvals have not been obtained by the Buyer within 180 days of the Closing Date, the Buyer and ULHL shall, unless otherwise agreed in writing, duly execute and deliver a Joint Release of the Unique Vietnam Escrow Amount to the Escrow Agent in order to release such Unique Vietnam Escrow Amount to the Buyer by wire transfer of immediately available U.S. funds to the account designated by the Buyer. Upon the release of the Unique Vietnam Escrow Amount to ULHL pursuant to the Joint Release, ULHL shall provide the duly endorsed stock certificates and any other documentation required to transfer such Purchased Shares of Unique Vietnam to the Buyer.

(b)	At Closing, in the event that the Buyer has not obtained all necessary Taiwan Approvals (as defined below), the Buyer shall deposit the Unique Taiwan Escrow Amount by wire transfer of immediately available U.S. into the Escrow Account until the approvals necessary by the applicable Governmental Body in Taiwan to consummate the transfer of the Purchased Shares of Unique Taiwan pursuant to the terms of the Agreement and the applicable Supplemental Agreement shall have been obtained (the “Taiwan Approvals”). Upon the receipt of the Taiwan Approvals, the Buyer and ULHL shall deliver duly executed Joint Release to the Escrow Agent to effectuate the release of the Unique Taiwan Escrow Amount by wire transfer of immediately available U.S. funds to the account designated by ULHL; provided, that, if the Buyer has used its reasonable commercial effort to apply for the Taiwan Approvals and the Taiwan Approvals have not been obtained by the Buyer within 180 days of the Closing Date, the Buyer and ULHL shall, unless otherwise agreed in writing, duly execute and deliver a Joint Release of the Unique Taiwan Escrow Amount to the Escrow Agent in order to release such Unique Taiwan Escrow Amount to the Buyer by wire transfer of immediately available U.S. funds to the account designated by the Buyer. Upon the release of the Unique Taiwan Escrow Amount to ULHL pursuant to the Joint Release, ULHL shall provide the duly endorsed stock certificates and any other documentation required to transfer such Purchased Shares of Unique Taiwan to the Buyer.

Article IV. THE CLOSING

Section 4.01 Time and Place of the Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII and Article IX of this Agreement, the Closing of the sale of the Purchased Shares contemplated by this Agreement (the “Closing”) shall take place remotely at 10:00 A.M. (New York time) no later than the second Business Day following the date on which the conditions set forth in Article VIII and Article IX have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing, or at such other place and time as the Buyer and ULHL may mutually agree. The date and time at which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 4.02 Deliveries by ULHL. At or prior to the Closing, ULHL shall deliver the following to the Escrow Agent (which shall be released to the Buyer only upon confirmation of the payment of the Initial Purchase Price to ULHL):

(a)	stock certificates representing all of the Purchased Shares in the ULHL Subsidiaries, duly endorsed (or accompanied by duly executed stock powers, instrument of transfer, bought and sold notes, and/or other appropriate instruments necessary to transfer ULHL’s equity interests therein to the Buyer or a Buyer Affiliate) by the ULHL owning such Purchased Shares to the Buyer free and clear of all Encumbrances, subject to the transfer of the Unique Vietnam and the Unique Taiwan Purchased Shares pursuant to Section 3.07;

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(b)	all such instruments of assignment or conveyance as shall be reasonably necessary to transfer to the Buyer and/or (in the Buyer’s sole discretion) a Buyer Affiliate good and valid title, free and clear of all Encumbrances, to all of the Purchased Assets in accordance with this Agreement, subject to the transfer of the Unique Vietnam and the Unique Taiwan Purchased Shares pursuant to Section 3.07;

(c)	the duly tendered resignations of the individuals listed on Schedule V, on the separation and release form as set forth on Exhibit A;

(d)	the ULHL Closing Calculation;

(e)	certified copies of the resolutions duly adopted by the ULHL’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby, and

(f)	all other documents, instruments or writings required to be delivered by ULHL at or prior to the Closing pursuant to this Agreement that are reasonably necessary for the Closing.

Section 4.03 Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver the following to the ULHL:

(a)	the Initial Purchase Price in accordance with Sections 3.01, as adjusted in accordance with Section 3.02;

(b)	certified copy of the duly executed Seller Note as set forth in Section 3.06;

(c)	certified copies of the resolutions duly adopted by the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby;

(d)	duly executed instruments that are necessary to transfer the ULHL’s equity interests in the Purchased Shares to the Buyer or a Buyer Affiliate;

(e)	duly executed Buyer Compliance Certificate; and

(f)	all other documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement that are reasonably necessary for the Closing.

Article V. REPRESENTATIONS AND WARRANTIES OF ULHL

ULHL represents and warrants to the Buyer, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 5.01 Capitalization.

(a)	The Purchased Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b)	The Purchased Shares have been issued and granted in material compliance with all applicable securities laws and other applicable Laws.

(c)

None of the Purchased Shares are entitled or subject to any purchase option, call option, right of first refusal, preemptive right, right of participation, subscription right or any similar right (including pursuant to any of the respective ULHL Subsidiaries’ Constituent Documents or any statute to which any ULHL Subsidiary is subject) and there is no Contract relating to information rights, financial statement requirements, the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any of the Purchased Shares. None of the ULHL Subsidiaries are under any obligation, or bound by any Contract pursuant to which it may become obligated (i) to repurchase, redeem or otherwise acquire any outstanding capital stock of the ULHL Subsidiaries; or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity.

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Section 5.02 Authority; No Conflict; Required Filings and Consents.

(a)	ULHL (i) holds all right, title and interest in all of the Purchased Shares, and (ii) has all requisite corporate power and authority to enter into this Agreement to which it is a party, perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(b)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by ULHL have been duly authorized by all necessary corporate action on the part of ULHL, and, other than obtaining ULHL’s Stockholder Approval, no other corporate action or proceeding on the part of ULHL or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by ULHL and constitutes the legal, valid and binding obligation of ULHL, enforceable against ULHL in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

(c)	Neither the execution, delivery or performance by ULHL of this Agreement nor the consummation of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time, or both) materially: (i) contravene, conflict with, or result in any material violation or breach of, ULHL’s Constituent Document; (ii) contravene, conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien under any Contract to which ULHL is a party; (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which ULHL or any of its assets is subject; or (iv) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the business of ULHL or to any of the assets owned, used or controlled by ULHL.

(d)	No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to ULHL in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (except for payment of any stamp duty).

Section 5.03 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon ULHL. ULHL’s stockholders shall pay, and hold the Buyer and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

Section 5.04 Purchased Share Certificates. All of the information contained in the shares certificates representing the Purchased Shares will be complete and accurate immediately prior to the Closing.

Article VI. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to ULHL, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 6.01 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets and to carry on and conduct its business as now being conducted and as proposed to be conducted as of the Closing Date. The Buyer has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

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Section 6.02 Authority; No Conflict; Required Filings and Consents.

(a)	The Buyer has all requisite corporate power and authority to enter into this Agreement, perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate action or proceeding on the part of the Buyer or its boards of directors is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

(b)	Neither the execution, delivery or performance by the Buyer of this Agreement nor the consummation of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time, or both) materially: (i) contravene, conflict with, or result in any violation or breach of, any of the Constituent Documents of the Buyer; (ii) contravene, conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Buyer is a party or by which it or any of its properties or assets may be bound; (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Supplemental Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Buyer is subject; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Buyer or that otherwise relates to the business of the Buyer or to any of the assets owned, used or controlled by the Buyer.

(c)	No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (except for payment of any stamp duty).

Article VII. CERTAIN COVENANTS AND AGREEMENTS

Section 7.01 [Intentionally Omitted.]

Section 7.02 Public Announcements. During the Pre-Closing Period, ULHL shall not (and ULHL shall not permit any of its Representatives or any ULHL Subsidiaries to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement without the Buyer’s prior written consent (which shall not be unreasonably withheld); provided, that without the prior written consent of the Buyer (which shall not be unreasonably withheld), ULHL shall not at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to the ULHL Subsidiaries or Representatives of ULHL or the ULHL Subsidiaries, such parties’ advisors who each of the ULHL Subsidiaries or ULHL, as applicable, reasonably determines needs to know such information for the purpose of advising each of the ULHL Subsidiaries or ULHL with respect to the matters set forth herein, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement. During the Pre-Closing Period, in connection with any press release or other public statement or disclosure regarding this Agreement or any of the transactions contemplated by this Agreement to be issued by the Buyer, the Buyer shall consult in good faith with ULHL with respect to the form and substance of such release or other statement or disclosure and shall consider reasonable changes requested by each of the ULHL Subsidiaries or ULHL prior to release of the statement or disclosure.

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Section 7.03 Best Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party shall use its best, good faith efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated by this Agreement to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms of this Agreement, and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations under this Agreement, including the following:

(a)	Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated by this Agreement (except that the Buyer shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of the Buyer or the transactions contemplated by this Agreement or the Supplemental Agreements). ULHL shall provide to the Buyer all information reasonably required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement;

(b)	Each party shall promptly notify the other party of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated by this Agreement;

(c)	In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement; and

(d)	ULHL shall, at ULHL’s sole cost and expense, give all notices to third parties and use their commercially reasonable efforts (in consultation with the Buyer) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement; (ii) required to be given or obtained; or (iii) required to prevent a ULHL Material Adverse Effect, whether prior to, on or following the Closing Date. For the purpose of this Section 7.03(d), the terms “third parties” and “third-party” (i) include only parties to which ULHL has any direct contractual relationship, and (ii) do not include any Governmental Body.

Section 7.04 Tax Matters.

(a)	Tax Periods Ending on or Before the Closing Date. ULHL shall procure that each of the ULHL Subsidiaries shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date. Subsequent to the Closing Date, the Buyer shall procure that each of the ULHL Subsidiaries provide reasonable assistance to ULHL for the preparation and filing of all such Tax Returns.

(b)	Tax Periods Beginning Before and Ending After the Closing Date. ULHL shall procure that each of the ULHL Subsidiaries shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns for Tax periods that begin on or before the Closing Date and end after the Closing Date. Subsequent to the Closing Date, the Buyer shall procure that each of the ULHL Subsidiaries provide reasonable assistance to ULHL for the preparation and filing of all such Tax Returns.

(c)	Consistency of Tax Returns. Each Tax Return described in Sections 7.04(a) or 7.04(b) shall be prepared in a manner consistent with the respective ULHL Subsidiary’s past practices except to the extent it is not “more likely than not” to be upheld under applicable Law. Each such Tax Return shall be submitted to Buyer for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). ULHL or its respective ULHL Subsidiary shall incorporate, or cause to be incorporated, all reasonable comments received from the Buyer no later than five (5) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and ULHL or its respective ULHL Subsidiary will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to Buyer. For the avoidance of doubt, subsequent to the Closing Date, the Buyer shall procure that each of the ULHL Subsidiaries provide reasonable assistance to ULHL for the preparation and filing of all such Tax Returns.

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(d)	Cooperation. Each party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate) as and to the extent reasonably requested by each other party, in connection with the preparation and filing of Tax Returns and any examination or other Proceeding with respect to Taxes or Tax Returns of any of the ULHL Subsidiaries. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, ULHL shall (and ULHL shall cause its Affiliates to) retain all books and records with respect to Tax matters pertinent to each of the ULHL Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Each party shall furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. ULHL shall (and shall cause its Affiliates to) provide any information reasonably requested to allow the Buyer to comply with any information reporting or withholding requirements or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 7.04(d) shall not apply to any dispute or threatened dispute among the Parties.

(e)	Indemnification by ULHL of Buyer. ULHL shall be responsible for the cost of defending and the cost of any tax payments for any tax adjustments relating to any periods prior to Closing. ULHL agrees to indemnify, save and hold the Buyer harmless from and against any and all losses incurred in connection with, arising out of, resulting from or incident to (i) any Taxes of any of the ULHL Subsidiaries with respect to any Pre-Closing Tax period, (ii) Taxes of ULHL (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates for any Tax period; (iii) Taxes attributable to any restructuring or reorganization undertaken by ULHL or any of the ULHL Subsidiaries prior to the Closing; (iv) Taxes for which any of the ULHL Subsidiaries (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (vi) Taxes imposed on or payable by third parties with respect to which any of the ULHL Subsidiaries (or any predecessor of the foregoing) has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing.

(f)	Tax Contests. In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating for any Pre-Closing Tax period (a “Tax Contest”), the Buyer will, or will cause its applicable ULHL Subsidiary, within 15 days of becoming aware of such Tax Contest, notify ULHL of such Tax Contest; provided, that no failure or delay of the Buyer in providing such notice shall reduce or otherwise affect the obligations of ULHL pursuant to this Agreement, except to the extent that ULHL is materially and adversely prejudiced as a result of such failure or delay. The Buyer or its applicable ULHL Subsidiary shall endeavor in good faith to include, to the extent reasonably practicable, in such notice any written notice or other documents received from any taxing authority with respect to such Tax Contest. ULHL will control the contest or resolution of any such Tax Contest.

(g)	Indemnification Payments. Payment in full of any amount due from ULHL and its Affiliates under this Section 7.04 shall be made to the Buyer in immediately available funds at least ten 10 days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within 15 days after written demand is made for such payment. The provisions of this Section 7.04 shall survive Closing and remain in effect for a period of three (3) years following Closing.

Section 7.05 Cooperation with Financial Reporting. ULHL shall cooperate with the ULHL Subsidiaries to the extent reasonably requested by the Buyer after the Closing, in connection with the preparation and auditing of financials for each of the ULHL Subsidiaries in respect of the period prior to the Closing. ULHL and the Buyer shall procure that the ULHL Subsidiaries shall provide all of the financial records and supporting documentation of each of the ULHL Subsidiaries within 10 days following the Closing and shall make employees or agents available on a mutually convenient basis to provide additional information and explanation of any information provided under this Section 7.05.

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Section 7.06 Release. In consideration for the Purchase Price, and by executing this Agreement, as of and following the Closing Date, ULHL, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Buyer or any other Affiliates from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that ULHL has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. ULHL acknowledges that any claims it may have against the Buyer or its Affiliates are fully settled and compromised by this Agreement. ULHL acknowledges that it may discover facts in addition to or different from those that it now knows or believes to be true with respect to the subject matter of this release, but that it is ULHL’s intention to fully and finally settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to subsequent discovery or existence of such additional or different facts. ULHL acknowledges that the release of unknown claims was separately bargained for, constitutes separate consideration for, and was a material inducement and was relied upon by the Buyer in entering into this Agreement. As of and following the Closing Date, the Buyer, voluntarily and unconditionally releases, forever discharges, and covenants not to sue ULHL or any other Affiliates from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such stockholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. Neither shall the Buyer procure any third party to bring any of the aforementioned claims or other actions. The Buyer acknowledges that any claims it may have against ULHL or its Affiliates are fully settled and compromised by this Agreement. The Buyer acknowledges that it may discover facts in addition to or different from those that it now knows or believes to be true with respect to the subject matter of this release, but that it is the Buyer’s intention to fully and finally settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to subsequent discovery or existence of such additional or different facts. The Buyer acknowledges that the release of unknown claims was separately bargained for, constitutes separate consideration for, and was a material inducement and was relied upon by ULHL in entering into this Agreement. For the avoidance of doubt, this Section 7.06 does not release either party from any claim (i) in relation to breach of this Agreement or any Supplemental Agreement, (ii) that is unrelated to the ULHL Subsidiaries or (iii) that arises in the ordinary course of business.

Section 7.07 Resignation of Officers and Directors. At the request of the Buyer, ULHL shall cause, and obtain and deliver to the Buyer, at or prior to the Closing, the written resignation (in form and substance reasonably satisfactory to the Buyer) of each officer and director set forth on Schedule V from such officer’s and director’s corporate offices, including such person’s employment. Each such resignation shall include a separation and release letter, substantially in the form of Exhibit A, dated as of the Closing Date, by the resigning party.

Section 7.08 Non-Solicitation; Non-Compete.

(a)	As an inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, ULHL shall not, and shall cause each other Affiliate of such stockholder not to, at any time prior to the three (3) year anniversary of the Closing Date, directly or indirectly, solicit, induce or attempt to solicit or induce the employment or services (whether as an employee, consultant, independent contractor or otherwise) of, or hire, engage or attempt to hire or engage in any capacity (whether as an employee, consultant, independent contractor or otherwise), in each case, any employee or independent contractor of any of the ULHL Subsidiaries or the Buyer as of Closing or seek to persuade any such employee or any such independent contractor to discontinue or adversely alter his or her employment or engagement, in each case without the Buyer’s prior written consent. For purposes of this Section 7.08(a), the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise which are not targeted at such persons.

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(b)	As an inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement and the ancillary agreements, for a period of three (3) years from the Closing Date, without the prior written consent of Buyer, ULHL shall not, and shall cause each other Affiliate of ULHL not to, cause or encourage any of its respective representatives to, engage in the line of business of the ULHL Subsidiaries in the United States (such business, a “Competing Business”); provided that nothing in this Agreement shall restrict ULHL at any time from:

(i)	owning 10% or less of the outstanding voting stock or other voting securities of any Person that is engaged in a Competing Business, provided that (A) ULHL does not have the right to appoint any member of the Board of Directors or similar governing body of such Competing Business, (B) the ULHL does not control, and is not a member of a group that controls, such Competing Business, and (C) the ULHL does not have information rights with respect to the Competing Business that are not available to all holders of such securities or stock; or

(ii)	acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than 20% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person.

(c)	If, at the time of enforcement of this Section 7.08 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court of competent jurisdiction shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. The parties agree that they would suffer irreparable harm from a breach of this Section 7.08 by the other party or its representatives and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the parties and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the parties or their representatives of this Section 7.08, the applicable period of restriction pertaining to such breach or violation shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Each party (on behalf of itself and its Representatives) acknowledges that the restrictions contained in this Section 7.08 are reasonable.

(d)	Each party acknowledges (on behalf of itself and its representatives) that (i) the enforcement of any covenants set forth in this Section 7.08 against the other party or its representatives would not impose any undue burden upon such party or its representatives and (ii) none of the covenants set forth in this Section 7.08 are unreasonable as to duration or scope.

Section 7.09 Consent to Manage. Notwithstanding anything herein, the Buyer hereby expressly and irrevocably consents to ULHL (and its affiliates, management or officers) to directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any existing business of the entities set forth on Schedule VI; provided, that the Buyer shall assess the time commitment required by such employees of the ULHL Subsidiaries to provide such management or other such services to the entities set forth on Schedule VI in order to set a management fee to ULHL for such employees’ time and expense to be mutually agreed between ULHL and the Buyer.

Section 7.10 [Intentionally Omitted.]

Section 7.11 License. Prior to the Closing, ULHL agrees that it shall assign, or shall cause to be assigned, the Cargowise license agreement, all rights thereunder, and such data related thereto to the Buyer. The Buyer agrees to use its best efforts to procure that Unique HK will license to any of the entities owned, controlled or managed by ULHL outside of the U.S. or any of the jurisdictions of entities that are being sold to the Buyer, the Cargowise system, initially at the rate that is similar to the rates that are currently being charged to users of Cargowise.

Section 7.12 Insurance. The insurance that is being transferred via Unique HK is valid and binding, and the Buyer will allow other parties that are not a part of this purchase but are owned by ULHL, to access the policy for the duration of such policy, as allowed by the insurance policy (the “Insurance Policies”). Prior to the expiration of such insurance policies, the Buyer and ULHL shall agree to use good faith efforts to obtain a new policy on similar terms thereto.

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Section 7.13 Confidentiality. The Buyer undertakes to keep the Confidential Information confidential, and not to directly or indirectly (a) disclose or make available to any Person, provided, that, the Buyer may disclose or make available such Confidential Information to Buyer’s Representatives that Buyer, in Buyer’s reasonable discretion, who need to know such Confidential Information, and shall not use any Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated by this Agreement; or (b) through any failure to exercise due care and diligence, cause any unauthorized disclosure of any Confidential Information in whole or in part to any person, except as expressly permitted by, and in accordance with this Agreement.

Section 7.14 Excluded Interests; Retained Capital Stock. Notwithstanding anything to the contrary herein, the Parties agree that whilst Unique HK currently holds 50% of the beneficial interest over the shares of China Wealth and 100% of the equity interest in Unique Shenzhen, and Unique Shenzhen currently holds 100% of the equity interest of Across Shenzhen and 50% of the equity interest in Uniquorn, (a) all of the equity interest in China Wealth held by Unique HK, (b) 30% of the equity interest in Unique Shenzhen held by Unique HK, and (c) all of the equity interest held by Unique Shenzhen in each of Across Shenzhen and Uniquorn as set forth on Schedule VII hereto (collectively, the “Excluded Interests”) will be transferred to a Person or Person(s) nominated by ULHL prior, at or subsequent to the Closing. Each of Buyer and ULHL hereby agree to execute and cause to be delivered to each other Party to this Agreement such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the transfer of the Excluded Entities. ULHL and the Buyer agree that they shall use their reasonable commercial efforts to procure Unique HK and Unique Shenzhen to pay to ULHL any purchase price received in respect of the transfer of the Excluded Interests. Other than in this Section 7.14 and except for the purpose of Section 3.02, all references to the ULHL Subsidiaries (including through any representations and warranties) in this Agreement shall be deemed to exclude such Excluded Interests.

Section 7.15 Shareholders’ Agreements. ULHL hereby agrees to execute and cause to be delivered to the Buyer (or any other relevant Person) any such instruments and other documents, and shall take any and all actions (or cause such actions to be taken), as the Buyer may reasonably request (prior to, at or after the Closing) for the purpose of replacing ULHL as a party to any shareholder agreement of any of the ULHL Subsidiaries.

Section 7.16 Liability Policies. ULHL hereby agrees to continue its current practice of recharging the ULHL Subsidiaries, as applicable, in accordance with its ordinary practices for its airfreight and sea freight liability policies until ULHL and the Buyer mutually agree to discontinue such practice.

Section 7.17 Due Diligence Period. The parties hereto acknowledge that the Buyer and its representatives, as of the date hereof, has not yet fully completed the legal diligence review of the ULHL Subsidiaries and additional requests have arose from the Buyer’s and its representatives’ review of the disclosure schedules to the Supplemental Agreements. ULHL hereby agrees that the Buyer and its representatives shall have the right to conduct, at their own expenses, additional due diligence review of the ULHL Subsidiaries in respect of issues identified by the Buyer to ULHL on or prior to the date of this Agreement and request any such documents in respect of issues identified by the Buyer to ULHL on or prior to the date of this Agreement that Buyer or its representatives deem reasonably necessary to complete its review, on or prior to 11:59 p.m., New York Time, on the date that is 30 days after the date hereof (the “Due Diligence Expiration Date”). ULHL further agrees to provide (or cause to be provided) responses to the Buyer’s or its representatives’ reasonable requests for additional documentation and/or information in order to complete its legal diligence review with the scope set out in this Section 7.17.

Section 7.18 UK Statutory Records. Subject always to Section 7.19, immediately following the execution of this Agreement, ULHL shall (i) take any and/or all of the following actions, as necessary, (at the sole expense of ULHL) and (ii) provide evidence of the same (in a form reasonably satisfactory to the Buyer) as soon as reasonably practicable following execution of this Agreement and in any event no later than the date which is 30 days after the Closing Date:

(i)	do (or procure to be done) all such acts and things, take all reasonably necessary steps and/or execute or procure the execution of all such other documents as may be reasonably required, necessary or desirable for the purpose of updating, correcting, remediating, reconstituting and/or preparing the Statutory Books of Unique UK to properly, completely and accurately record all transactions and matters required by applicable law (or otherwise) to be reflected in such Statutory Books and, in particular, to record that ULHL (as at Closing) owns 49.99% of the entire issued share capital of Unique UK; and

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(ii)	make all filings at the Registrar of Companies as reasonably necessary to amend, update and/or remediate the public record of Unique UK in order to reflect the transactions and matters undertaken by Unique UK during any period prior to Closing.

Section 7.19 Access to Information and Authority. For the purposes of Sections 7.18 and 11.03, the Buyer shall and shall procure that Unique UK shall:

(i)	provide to ULHL such access to the Statutory Books and to all books and records of Unique UK and all officers and employees and the auditors of Unique UK, as reasonably necessary to allow and enable ULHL to comply with its obligations under Section 7.18, as appropriate, and shall authorize and permit ULHL on its behalf and/or on behalf of Unique UK and in its name and/or the name of Unique UK (as required) to:

(a)	write up the Statutory Books in accordance with the requirements of Section 7.18; and

(b)	make and complete all such filings at the Registrar of Companies in accordance with the requirements of Section 7.18; and

(c)	take all such steps and perform all such acts as reasonably necessary for compliance with the requirements of Section 7.18; and

(d)	execute all such documents required to be executed by or on behalf of Unique UK, as may be reasonably required, necessary or desirable for the purpose of updating, correcting, remediating, reconstituting and/or preparing the Statutory Books of Unique UK; and

(ii)	co-operate and provide all reasonable assistance and act as may be necessary to allow ULHL to comply with its obligations under Section 7.18 (at the sole expense of ULHL) and subject always to Section 11.03.

Article VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

Section 8.01 Accuracy of Representations. Each of the representations and warranties of ULHL in this Agreement that are qualified as to materiality shall be true and correct in all material respects, and each of the representations and warranties of ULHL contained in this Agreement that are not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 8.02 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that ULHL is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 8.03 ULHL’s Compliance Certificate. ULHL shall have delivered, or caused to be delivered, to the Buyer a certificate executed by the Chief Executive Officer or Chief Financial Officer of ULHL as to compliance with the conditions set forth in Section 8.01, Section 8.02, Section 8.09 and Section 8.14 (the “ULHL Compliance Certificate”).

Section 8.04 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person required in connection with the execution, delivery or performance of this Agreement by ULHL have been obtained by each of the ULHL Subsidiaries, as applicable, or made by or on behalf of the ULHL Subsidiaries, as applicable, and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Buyer. For the avoidance of doubt, this does not include any approval or consent required from any Governmental Body for the Buyer to become a shareholder of the relevant ULHL Subsidiary.

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Section 8.05 Ancillary Agreements and Deliveries.

ULHL shall have delivered, or caused to be delivered, to the Buyer the following agreements and documents, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing:

(i)	certificates representing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and in form and substance reasonably satisfactory to the Buyer, subject to the transfer of the Unique Vietnam and the Unique Taiwan Purchased Shares pursuant to Section 3.07;

(ii)	written resignations of the directors and officers of each of the ULHL Subsidiaries, as requested by the Buyer in Schedule V, and effective as of the Closing Date;

(iii)	a certificate in such form as may be reasonably requested by counsel to the Buyer that complies with Treasury Regulation Section 1.1445-2(c)(3), accompanied by any appropriate notice to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h);

(iv)	evidence, in form and substance reasonably satisfactory to the Buyer, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement by ULHL has been obtained or made and is in full force and effect;

(v)	written evidence, reasonably satisfactory to the Buyer, that ULHL shall have complied with the covenants and agreements set forth in this Agreement;

(vi)	a duly executed transition services agreement, by and between the Buyer and ULHL;

(vii)	a duly executed Supplemental Agreement with respect to each ULHL Subsidiary, by and between the Buyer and ULHL;

(viii)	the duly executed Escrow Agreement; and

(ix)	all other documents required to be entered into by ULHL pursuant to this Agreement or reasonably requested by the Buyer to convey the Purchased Shares to the Buyer or to otherwise consummate the transactions contemplated by this Agreement.

Section 8.06 Release of Liens. ULHL shall have delivered, or caused to be delivered, to the Buyer evidence reasonably satisfactory to the Buyer that all Liens (other than Permitted Liens) affecting any of the Purchased Shares have been released.

Section 8.07 No Material Adverse Effect. There shall not have occurred Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect to any of the ULHL Subsidiaries.

Section 8.08 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Buyer or would subject the Buyer or each of the ULHL Subsidiaries to sanctions if the transactions contemplated by this Agreement are consummated.

Section 8.09 No Litigation. There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body or any other Person against the Buyer, or any of the ULHL Subsidiaries (a) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any agreement entered into in connection with this Agreement; (b) seeking to restrain or prohibit the Buyer’s direct or indirect ownership or operation of all or a significant portion of the business and assets of any of the ULHL Subsidiaries, or to compel the Buyer or any of its subsidiaries or Affiliates to dispose of or hold separate any significant portion of the business or assets of any of the ULHL Subsidiaries; (c) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Buyer or any of the ULHL Subsidiaries any damages in excess of $25,000; (d) seeking to impose limitations on the ability of the Buyer to acquire or hold, or exercise full rights of ownership of any of the ULHL Subsidiaries’ common stock; or (e) which otherwise could reasonably be expected to have Material Adverse Effect on any of the ULHL Subsidiaries.

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Section 8.10 ULHL Subsidiaries’ Financial Statements. ULHL hereby covenants with and undertakes to the Buyer that it shall use its commercially reasonable efforts to cause each of the ULHL Subsidiaries’ independent registered public accounting firm to: deliver to the Buyer any consent that the Buyer is obligated to file with the SEC with respect to each of the ULHL Subsidiaries’ financial statements, and any quarterly financial statements and the reference to them as “experts” in any filing of the Buyer with the SEC that includes each of the ULHL Subsidiaries’ financial statements and any quarterly financial statements. ULHL hereby covenants with and undertakes to the Buyer that it shall use its reasonable efforts to cooperate with the Buyer to permit the Buyer to prepare and file, in compliance with SEC reporting requirements (Rule 3-05 Regulation S-X of the Exchange Act), a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement. In addition, ULHL hereby covenants with and undertakes to the Buyer that it shall use its reasonable efforts to cooperate with the Buyer to provide the information necessary for the Buyer’s preparation of pro forma financial statements specified and described in Article 11 of Regulation S-X of the Exchange Act.

Section 8.11 [Intentionally Omitted.]

Section 8.12 ULHL’s Stockholder Approval. ULHL’s Stockholder Approval shall have been obtained prior to the Closing.

Section 8.13 Employment Agreements. On or prior to Closing, ULHL will deliver to the Buyer, and the Buyer shall have received, signed employment agreements of Messrs. (i) Patrick Lee and TT Wong, substantially in the form of Exhibit B-1 attached hereto, and Thomas Wong and Edmund Tam, substantially in the form of Exhibit B-2 attached hereto.

Section 8.14 Termination of Officers and Directors. On or prior to Closing, ULHL will deliver to the Buyer, and the Buyer shall have received, signed separation and release letter of those directors and officers as set forth on Schedule V hereto, substantially in the form of Exhibit A attached hereto.

Section 8.15 Financing Condition. On or prior to Closing, the Financing Condition shall be satisfied or be waived in accordance with Section 3.05.

Section 8.16 Cargowise License. On or prior to Closing, ULHL shall have, or shall have caused, the Cargowise license and such data related thereto to be assigned to Unique HK.

Article IX. CONDITIONS PRECEDENT TO OBLIGATIONS OF ULHL

The obligations of ULHL to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by ULHL), at or prior to the Closing, of the following conditions:

Section 9.01 Accuracy of Representations. Each of the representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality shall be true and correct in all material respects, and each of the representations and warranties of the Buyer contained in this Agreement that are not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

Section 9.02 Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Buyer is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

Section 9.03 Buyer Compliance Certificate. The Buyer shall have delivered, or caused to be delivered, to ULHL a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Buyer as to compliance with the conditions set forth in Section 9.01 and Section 9.02 (the “Buyer Compliance Certificate”).

Section 9.04 Ancillary Agreements and Deliveries. The Buyer shall have delivered, or caused to be delivered, to ULHL all other documents required to be entered into or delivered by the Buyer at or prior to the Closing pursuant to this Agreement, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing, including but not limited to: (a) a duly executed Supplemental Agreement with respect to each ULHL Subsidiary, by and between the Buyer and ULHL, and (b) the duly executed Escrow Agreement.

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Section 9.05 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Buyer or would subject the Buyer or ULHL to sanctions if the transactions contemplated by this Agreement are consummated.

Section 9.06 Consents. All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained, except for such Vietnam Approvals provided in Section 3.07. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person required in connection with the execution, delivery or performance of this Agreement by the Buyer have been obtained, and shall be in full force and effect, in each case in form and substance reasonably satisfactory to ULHL.

Section 9.07 No Material Adverse Effect. There shall not have occurred a Buyer Material Adverse Effect.

Article X. TERMINATION

Section 10.01 Termination Events.

(a)	This Agreement may be terminated prior to the Closing:

(i)	by mutual written consent of the Buyer and ULHL;

(ii)	by written notice from the Buyer to ULHL, if there has been a breach of any representation, warranty, covenant or agreement by either ULHL, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in ARTICLE VIII or Section 5.04 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) 10 days after written notice thereof is given by Buyer to ULHL, and (B) the Expiration Date;

(iii)	by written notice from ULHL to the Buyer, if there has been a material breach of any representation, warranty, covenant or agreement by the Buyer, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in ARTICLE IX would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) 10 days after written notice thereof is given by ULHL to the Buyer; and (B) the Expiration Date;

(iv)	by the Buyer pursuant to Section 3.05; or

(v)	by five (5) days’ prior written notice by ULHL to the Buyer or the Buyer to ULHL, as the case may be, in the event the Closing has not occurred on or prior to December 31, 2022 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination; provided that the parties may mutually agree, in writing, to extend the Expiration Date.

(b)	In the event of termination of this Agreement pursuant to this ARTICLE X, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors, stockholders, members or other equity holders, except for obligations under Section 7.02 (Public Announcements), Section 7.13 (Confidentiality), Section 12.02 (Fees and Expenses), Section 12.03 (Waiver; Amendment), Section 12.04 (Entire Agreement), Section 12.05 (Execution of Agreement; Counterparts; Electronic Signatures), Section 12.06 (Governing Law; Exclusive Jurisdiction), Section 12.07 (WAIVER OF JURY TRIAL), Section 12.08 (Assignment and Successors), Section 12.10 (Notices), Section 12.11 (Construction; Usage), Section 12.12 (Enforcement of Agreement), Section 12.13 (Severability), Section 12.16 (Schedules and Exhibits) and this Section 10.01(b) and the definitions used in each of the foregoing sections, all of which shall survive such termination and the Termination Date. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement.

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Article XI. INDEMNIFICATION

Section 11.01 Indemnification Obligations of ULHL. ULHL (for purposes of ARTICLE XI, the “Indemnifying Party”), shall indemnify the Buyer, the officers and directors of the Buyer, and its respective successors and assigns (other than Persons who were officers, directors, managers, employees, agents, partners, Representatives, successors and assigns of each of the ULHL Subsidiaries immediately prior to the Closing) (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of:

(a)	any inaccuracy in or breach of any representation or warranty by ULHL set forth in ARTICLE V or any of the Schedules or Exhibits attached to this Agreement, any of the Supplemental Agreements, ULHL Compliance Certificate, whether such representation or warranty is made as of the date of this Agreement or as of the Closing Date (without giving effect to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty);

(b)	any non-fulfillment or breach of any covenant, agreement or undertaking made by ULHL in this Agreement or any of the Schedules or Exhibits attached to this Agreement;

(c)	any fraud or intentional misrepresentation by ULHL with respect to any representation, warranty or covenant of ULHL contained in this Agreement, or the ULHL Compliance Certificate;

(d)	any liability or obligation of each of the ULHL Subsidiaries for (i) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Body of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (ii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Buyer in any Exhibits or Schedules attached to this Agreement, the ULHL Subsidiaries’ Financial Statements or otherwise; or

(e)	any Legal Proceedings directly or indirectly relating to any breach, alleged breach, liability or other matter of the type referred to in clauses (a) through (d) above (including any Legal Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Section 11.01).

Section 11.02 Indemnification Procedure.

(a)	Promptly following receipt by an Indemnified Party of notice by a third-party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant to this Agreement (a “Third-Party Claim”), or upon realization of a Loss by an Indemnified Party for which the Indemnified Party is entitled to indemnification under this ARTICLE XI, such Indemnified Party shall provide written notice thereof to ULHL; The Indemnifying Party shall have the right, assuming full responsibility for any Losses resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms of this Section 11.2(a) or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20 Business Day period, or thereafter defaults in continuing to defend the Indemnified Party, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In addition, Losses shall include, as incurred, the reasonable fees and disbursements of counsel for the Indemnified Party: (A) that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense, (B) if the Indemnified Party employs separate counsel due to the Indemnified Party being advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, (C) if the Indemnified Party employs separate counsel because there are one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or (D) if the Indemnified Party employs separate counsel because such audit, investigation, action or proceeding involves, or could have a material effect on, any matter beyond the scope of the indemnification or defense obligations of the Indemnifying Party.

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(b)	In any Third-Party Claim for which indemnification is being sought under this ARTICLE XI, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter, the defense of which it is maintaining, and to cooperate in good faith with the other party with respect to the defense of any such matter.

(c)	No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE XI without the prior written consent of ULHL (which may not be unreasonably withheld, conditioned or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 11.02(a) or fails to reimburse the Indemnified Party within 90 days for expenses incurred by the Indemnified Party in defending itself against any Third-Party Claim in the circumstance where the Indemnifying Party fails to assume the defense of the Indemnified Party or as required under the last sentence of Section 11.02(a) or, having assumed the defense, thereafter defaults in pursuing such defense, or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim without further actual or potential monetary liability to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE XI unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(d)	In the event an Indemnified Party claims a right to payment pursuant to this Agreement with respect to any Loss or other matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to ULHL (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify ULHL shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 11.02(d), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.03. In the event ULHL does not notify the Indemnified Party within 30 Business Days following its receipt of such Notice of Claim that ULHL disputes the Indemnifying Parties’ liability to the Indemnified Party under this ARTICLE XI or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE XI. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided in this Section 11.02(d), as promptly as reasonably practicable, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within 10 Business Days following the final determination of the merits and amount of such Direct Claim, and if any amount is payable, the Indemnifying Party shall pay to the Indemnified Party in accordance with the offset mechanism pursuant to Section 11.05 an amount equal to such Direct Claim as determined pursuant to this Section 11.02(d).

Section 11.03 UK Statutory Indemnity. Subject to Section 7.19, without prejudice to any and all other rights and remedies of the Buyer, ULHL undertakes to the Buyer that it shall pay to the Buyer an amount equal to the amount of all losses relating to all liabilities (including, without limitation tax liabilities), debts, demands, damages, costs and expenses incurred by, or made or brought against, the Buyer, any subsidiary of the Buyer and/or TGF Unique Limited (“Unique UK”) as a result of, or in connection with, (i) any failure of Unique UK (or its officers from time to time) to maintain Statutory Books in accordance with applicable law and/or (ii) any failure of Unique UK (or its officers from time to time) to maintain complete and accurate Statutory Books (and including in respect of any legal and/or administrative error, discrepancy or inaccuracy in respect thereof), and/or (iii) any notice, allegation, claim or proceedings that the Statutory Books of Unique UK are incorrect, incomplete or should be rectified and/or (iv) any failure of Unique UK (or its officers from time to time) to deliver to the Registrar of Companies all filings required to be made with the Registrar of Companies in accordance with applicable legal requirements and/or any error, discrepancy or inaccuracy in respect of any such filings.

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Section 11.04 Survival Period. The representations, warranties and covenants made by ULHL in this Agreement and the Supplemental Agreement shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, 24 months following the Closing Date; provided, however, that each of the Fundamental Representations shall survive for 7 years, and the period during which a claim for indemnification may be asserted in connection therewith shall continue up to 7 years after the date of this Agreement. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted under this ARTICLE XI, the Indemnifying Party shall have been properly notified of a claim for indemnity under this ARTICLE XI and such claim shall not have been finally resolved or disposed of as of such date, such claim shall continue to survive and shall remain a basis for indemnity under this ARTICLE XI until such claim is finally resolved or disposed of in accordance with the terms of this Agreement. All representations, warranties and covenants made by the Buyer shall continue in accordance with their respective terms. Subject at all times to the limitations set forth in this ARTICLE XI, the covenants and agreements of the parties pursuant to this ARTICLE XI shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, subject to applicable statutes of limitations.

Section 11.05 Investigations. The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this ARTICLE XI shall be subject to any investigation made, or knowledge acquired, by the Buyer (or its Affiliates or Representatives) prior to Closing.

Section 11.06 Set-Off. The Buyer shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to ULHL under this Agreement.

Section 11.07 Characterization of Indemnification Payments. The Buyer and ULHL agree to treat any payment made under this ARTICLE XI as an adjustment to the Purchase Price.

Section 11.08 Maximum Amount of Indemnity. Notwithstanding anything else contained in this Agreement, the maximum amount of indemnity to be provided by ULHL in aggregate shall be capped at the Final Purchase Price.

Article XII. MISCELLANEOUS

Section 12.01 Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 12.02 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

Section 12.03 Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Prior to the Closing, this Agreement may not be amended, modified or supplemented except by written agreement among the Buyer and ULHL.

Section 12.04 Entire Agreement. This Agreement, each of the separate Supplemental Agreements with each of the entities listed on Schedule I, and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof, except for each of the Supplemental Agreements. For the avoidance of doubt, this Agreement shall remain effective notwithstanding any entire agreement clause in the Supplemental Agreement(s).

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Section 12.05 Execution of Agreement; Counterparts; Electronic Signatures.

(a)	This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts.

(b)	This Agreement and any amendments to this Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

Section 12.06 Governing Law; Exclusive Jurisdiction.

(a)	This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

(b)	All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in this Agreement or is delivered via email attachment at the e-mail address as set forth in this Agreement. Nothing in this Section 12.6(b) shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 12.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08 Assignment and Successors. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

Section 12.09 Parties in Interest. Except for the provisions of ARTICLE XI, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Each of the Indemnified Parties is an express third-party beneficiary of ARTICLE XI.

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Section 12.10 Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (or other reputable courier service if there is no nationally recognized overnight courier service in the local jurisdiction of the sender) (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to ULHL:

Unique Logistics Holdings Limited

Unit 5-6, 3/F, Tower 2,

Enterprise Square, 9 Sheung Yuet Road

Kowloon Bay, Hong Kong

Attention: Patrick Lee

Email:

If to the Buyer:

Unique Logistics Holdings, Inc.

154-09 146th Ave.

Jamaica, NY 11434

Attention: Sunandan Ray

Email:

with a mandatory copy to (which copy shall not constitute notice):

Lucosky Brookman, LLP

101 S Wood Ave.

Iselin, New Jersey, 08830

Attention: Lawrence Metelitsa, Esq.; Adele Hogan, Esq.

Email:

Section 12.11 Construction; Usage.

(a)	Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)	reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)	“including” means including without limiting the generality of any description preceding such term;

(viii)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix)	reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(b)	Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

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(c)	Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d)	Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with U.S. GAAP, IFRS or local accounting rules, as applicable, unless otherwise stated.

(e)	Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated.

Section 12.12 Enforcement of Agreement. The parties to this Agreement acknowledge and agree that the Buyer and ULHL may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Buyer or ULHL may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Buyer or ULHL may be entitled, at law or in equity, each of the Buyer and ULHL shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement shall be cumulative (and not alternative).

Section 12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.15 Disclosure Schedule. The Disclosure Schedule constitutes formal disclosure to the Buyer for the purposes of this Agreement of the facts and circumstance which are or may be inconsistent with the representations and warranties under ARTICLE V. Such facts and circumstances will be deemed to qualify the representations and warranties accordingly. Notwithstanding that reference may in some cases be made in the Disclosure Schedule to particular warranties or other provisions of this Agreement, all disclosures are made on the basis that they are made against all of the warranties and representations and the Buyer shall not be entitled to claim that any fact or matter has not been disclosed to it by reason of the relevant disclosure not being specifically related to any one or more of the representations or warranties or other provisions.

Section 12.16 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 12.17 Maximum Liability Limit. The maximum aggregate liability of ULHL for all claims under this Agreement (including all Supplemental Agreements) shall in no event exceed the Final Purchase Price. ULHL shall not be liable for a claim unless ULHL’s liability in respect of such claim exceeds $25,000. For the avoidance of doubt, it is hereby expressly acknowledged that ULHL’s share of liability in relation to a particular ULHL’s Subsidiary howsoever caused shall, in any event, not exceed ULHL’s percentage shareholding in the relevant ULHL’s Subsidiary immediately prior to Closing.

Section 12.18 Time Limit. ULHL has no liability for any claim under this Agreement unless it receives written notice specifying the matter which gives rise to the claim, the nature of the claim and the amount claimed within 2 years after the Closing Date.

Section 12.19 Qualifications to Representations and Warranties. Notwithstanding any contrary provision in this Agreement, any representation or warranty set forth in this Article is qualified by the conditions that all representation and warranties are made and given to the best of knowledge and belief of the party giving the relevant representation and warranties.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed, as of the date first above written.

THE BUYER:

UNIQUE LOGISTICS HOLDINGS, INC.

By:
Name:	Sunandan Ray
Title:	Chief Executive Officer

ULHL:

UNIQUE LOGISTICS HOLDINGS LIMITED

By:
Name:	Richard Lee Chi Tak
Title:	Chief Executive Officer

[Signature Page to the Stock Purchase Agreement]

SCHEDULE I

ULHL SUBSIDIARY HOLDINGS

ULHL Subsidiary Name	Purchased Percentage	Purchased Shares	Purchase Price Allocation (USD)
Unique Logistics International (India) Private Ltd.	65%*	850,261	$1,000,000
ULI (North & East China) Company Limited	50%	75,000	$4,500,000
Unique Logistics International Co., Ltd	50%	500,000	$2,000,000
TGF Unique Limited	49.99%	99,999	$2,000,000
Unique Logistics International (H.K.) Limited	100%	1,000,000	$2,300,000
Unique Logistics International (Vietnam) Co., Ltd.	65%	65% of the total charter capital	$4,000,000
ULI (South China) Limited	70%	7,000	$4,000,000
Unique Logistics International (South China) Limited	70%	630,000	$2,200,000

* The actual purchased percentage should be 850,261/ 1,308,631 (64.97%) but for ease of calculation 65% is adopted for the purpose of this Agreement.

SCHEDULE II

DESIGNATED DIVIDENDS

Dividend to be declared by Unique Logistics International (Vietnam) Co., Ltd., ULI (North & East China) Company Limited, ULI (South China) Limited and Unique Logistics International (South China) Limited (or in such other manner as may be mutually agreed by the Buyer and ULHL) (the “Declaring Entities”) (allocation of the dividend among individual Declaring Entities shall be determined by ULHL at its sole and absolute discretion) such that the total dividend received by the Buyer (or the Buyer Affiliate designated in Section 3.01) from the Declaring Entities within 12 months following the Closing Date shall be no less than the Excess Asset Amount.

SCHEDULE III

Material gaap entries

Material deviation from US GAAP	Shenzhen Unique Logistics International Limited	Unique Logistics International (Vietnam) Co., Ltd.	Unique Logistics International (India) Private Limited
Other Comprehensive Income Statement as a component of the financial statement	Not required	Not required	Not required

Statement of Changes in Equity as a component of the financial statement	Required	- No separate Statement required - enclosed in the Notes	No separate Statement required

Tax Effect Accounting Method (i.e. Recognize the effect of temporary differences)	Tax Payable Method adopted (i.e. Tax expense for the current period is equal to the current tax provision for the period.)	Required	Required

Lease Recognition	Required to capitalize lease payments as Right of Use Assets and Lease Liabilities from 1 Jan 2021	- Not required to capitalize lease payments as Right of Use Assets and Lease Liabilities	- Not required to capitalize lease payments as Right of Use Assets and Lease Liabilities - No Lease Commitment Disclosure

Impairment of Assets	Required	Not required	Required

Correction of Prior Years’ Errors	No reinstatement required	If the error is not significant, no reinstatement required	No reinstatement required

Other Regulations

Uniform Chart of Accounts and Standard Financial Statement Formats	Required	Required	Not required

Accounting Year	Determined according to the calendar year, i.e. 1 January to 31 December	Generally determined according to the calendar year, i.e. 1 January to 31 December	Accounting period be 1 April to 31 March as per Indian Companies Law

Unique Logistics International (H.K.) Limited, Unique Logistics International (South China) Limited, ULI (South China) Limited and ULI (North & East China) Company Limited adopt IFRS

TGF Unique Limited adopts UK GAAP, no material deviation from IFRS/US GAAP.

Unique Logistics International Co., Ltd adopt local GAAP, no material deviation from IFRS/US GAAP.

SCHEDULE IV

LOCAL ACCOUNTING RULES

ULHL Subsidiary	Applicable Accounting Rules[1]
Unique Logistics International (India) Private Ltd.	Companies Act, 2013 and the Accounting Principles generally accepted in India

ULI (North & East China) Company Limited	International Financial Reporting Standards and Hong Kong Financing Reporting Standards

Unique Logistics International Co., Ltd	Business Entity Accounting Act and the Regulation on Business Entity Accounting Handling and Enterprise Account Standard in the Republic of China

TGF Unique Limited	UK Accounting Standards and applicable law (UK Generally Accepted Accounting Practice) including FRS101 Reduced Disclosure Framework

Unique Logistics International (H.K.) Limited	International Financial Reporting Standards and Hong Kong Financing Reporting Standards

Unique Logistics International (Vietnam) Co., Ltd.	Vietnamese Account Standards and Vietnamese Accounting System

ULI (South China) Limited	International Financial Reporting Standards and Hong Kong Financing Reporting Standards

Unique Logistics International (South China) Limited	International Financial Reporting Standards and Hong Kong Financing Reporting Standards

1 The financial statements of the entities incorporated in Mainland China are governed by the Accounting Standards for Business Enterprises.

SCHEDULE V

parties to resign

Entity Name	Resigning Directors and Officers
Unique Logistics International (India) Private Ltd.	Richard Lee Chi Tak, director Thomas To Wong, director Tam Ping Hong
ULI (North & East China) Company Limited	Richard Lee Chi Tak, director
Unique Logistics International Co., Ltd	Richard Lee Chi Tak, director Thomas To Wong, director
TGF Unique Limited	Richard Lee Chi Tak, director
Unique Logistics International (H.K.) Limited	Richard Lee Chi Tak, director Wong Hon Man, director
Unique Logistics International (Vietnam) Co., Ltd.	N/A
ULI (South China) Limited	Richard Lee Chi Tak, director
Unique Logistics International (South China) Limited	Richard Lee Chi Tak, director
Shenzhen Unique Logistics International Limited	Richard Lee Chi Tak, director Thomas To Wong, director
Unique Logistics (Shanghai) Co., Ltd.	Richard Lee Chi Tak, director

SCHEDULE VI

Consent to Manage Entities

Entity Name
(i) ULI Singapore

(ii) ULI Malaysia

(iii) ULI Korea

(iv) ULI Indonesia

(v) UFS Thailand

(vi) Green Trident Logistics, Hangzhou, PRC

(vii) Power Link Logistic, Inc., Los Angeles, USA

(viii) Uniquorn International Logistics, PRC

(ix) Across Logistics, HKG & PRC

(x) Asia Freight Solutions, HKG

(xi) China Wealth Logistics Ltd., HKG

(xii) Unison Logistics (H.K.) Ltd., HKG

(xiii) Great Eagle Freight Ltd., HKG

(xiv) Unique Logistics Holdings Ltd., HKG

(xv) Rich Group Holdings Limited, BVI

(xvi) Green Trident Line Ltd., HKG

(xvii) Unison Logistics Solutions Ltd., HKG

(xviii) ATE Unique Consolidators Ltd., HKG

(xix) Unique Investment Ltd., HKG

SCHEDULE VII

EXCLUDED INTERESTS

Entity Name	Percentage of Interests Excluded	Number of Interests Excluded
China Wealth Logistics Limited	100% of the interests held by Unique Logistics International (H.K.) Limited	500,000 ordinary shares
Shenzhen Unique Logistics International Limited	30% of the interests held by Unique Logistics International (H.K.) Limited	RMB 4.95 million
Across Logistics (Shenzhen) Limited	100% of the interests held by Shenzhen Unique Logistics International Limited	RMB 600,000
Uniquorn International Logistics Co., Ltd.	100% of the interests held by Shenzhen Unique Logistics International Limited	RMB 1.5 million (1 million subscribed and 500,000 paid up)

SCHEDULE VIII

EXCHANGE RATES

Exchange Rate as of December 31, 2021

Currency	Exchange Rate
USD to HKD	1:7.8288
USD to RMB	1:6.3618
USD to INR	1:74.7808
USD to VND	1:23,025.8824
USD to TWD	1:27.8199
USD to GBP	1:0.7380